Exhibit 99.1

@ROAD REPORTS FOURTH QUARTER & 2005 ANNUAL RESULTS

2005 Total Revenues Increase 23% Over 2004

FREMONT, Calif. – February 7, 2006 - @Road®, Inc. (Nasdaq:  ARDI), a global provider of Mobile Resource Management (MRM) and intelligent field service automation solutions, today announced its results for the quarter and twelve months ended December 31, 2005.

Total revenues for the fourth quarter of 2005 were $27.3 million, a 37% increase compared to $19.9 million for the fourth quarter of 2004.  Hosted revenues for the fourth quarter of 2005 were $21.8 million, and licensed revenues for the fourth quarter of 2005 were $5.5 million.

On a GAAP basis, net income attributable to common stockholders for the fourth quarter of 2005 was $1.0 million, or $0.02 per diluted share, compared to net income of $2.1 million, or $0.04 per diluted share, for the fourth quarter of 2004.  Included in the results for the fourth quarter 2005 was a one-time charge of $2.3 million for the impairment of intangible assets in connection with changing the name of the Company’s U.K. subsidiary from Vidus™ Limited to @Road, Ltd., a tax benefit of $1.1 million, intangibles amortization expense of $1.0 million, and depreciation expense of $0.8 million.

For the year ended December 31, 2005, total revenues were $92.9 million, a 23% increase compared to the $75.2 million for the same period last year. Hosted revenues for 2005 were $79.9 million, and licensed revenues for 2005 were $12.9 million.  On a GAAP basis, net income attributable to common stockholders for 2005 was $25.9 million, or $0.42 per diluted share, compared to net income of $9.2 million, or $0.16 per diluted share, for 2004.  Included in the results for the year ended December 31, 2005 were the operating loss of our U.K. subsidiary from the February 18, 2005, the date of acquisition, as well as a charge for in-process research and development costs of $5.6 million, a benefit from income taxes of $38.5 million, intangibles amortization expense of $3.5 million, depreciation expense of $2.6 million, and a one-time charge for the impairment of intangible assets in connection with changing the name of the Company’s U.K. subsidiary from Vidus Limited to @Road, Ltd of $2.3 million.

“We are pleased to report that some of the increased RFP activity we saw in the marketplace in 2005 turned into customer wins,” said Krish Panu, president and CEO of @Road.  “We believe that market momentum continues to build, and we are looking for customer demand for our hosted solutions and licensed software to grow,” commented Mr. Panu.

The Company’s condensed consolidated balance sheet at December 31, 2005 included $103.4 million of cash, cash equivalents and short-term investments. “We believe our balance sheet is strong and that it can help us gain new customers, establish alliances, and expand our global presence,” stated Mr. Panu.

2005 Highlights

New Customers

•                                          Announced a licensing agreement with TDC, a leading provider of communications solutions in Denmark and Switzerland. Under the terms of the agreement, TDC was granted a license to use the Company’s Taskforce™ 7 Field Service Management solution to help optimize service delivery of approximately 1,900 field engineers in Denmark.

•                                          Announced that Nabors Industries Ltd., a major worldwide land drilling and well servicing operations company, selected @Road MRM solutions to help streamline and optimize its land drilling operations and support services in North America. In addition, the Company announced that a major home improvement specialty retailer selected @Road MRM solutions to help streamline retail distribution of hardware and construction supplies to both residential and commercial customers. In combination, these customers can represent a deployment of up to 3,200 subscribers to the @Road MRM on-demand software delivery service.

•                                          Announced six 2005 customer wins in the transportation and distribution industry.

•                                          Announced 28 customer wins in the waste services vertical market during the first five months of 2005.

Acquisitions

•                                          Acquired Vidus Limited, now @Road, Ltd., a leading provider of dynamic field service automation solutions located in Ipswich, United Kingdom.

New Services

•                                          Introduced @Road Vehicle Maintenance 2.0 Field Asset Management module.   This module provides a number of tools that can help @Road customers optimize their maintenance management program by documenting maintenance history, sending automatic e-mail reminders and notifications when maintenance is due, and providing reports showing maintenance status.

•                                          Introduced Taskforce MSPSM, a subscription-based Managed Services Provider (MSP) delivery model for on-demand automated field service delivery.  This new delivery offering of Taskforce includes the same features and functionality of the licensed version, but with the additional benefit of being an on-demand MSP solution with a “pay as you go” monthly subscription model.

•                                          Launched @Road Portico XPSM which features the integration of patented @Road LocationSmartSM technology with “Toughbook” ruggedized notebook computers from Panasonic Computer Solutions Company.  When integrated with @Road Portico XP, Panasonic Toughbook computers can enable the field service technician to perform real-time remote tasks such as opening and updating work orders, logging in job times, viewing customer records, messaging, getting driving directions, placing orders or reviewing upcoming assignments and routes.

•                                          Announced the global launch of Taskforce 7, the Company’s latest release of its automated and intelligent field service delivery mobile enterprise application.  Taskforce 7 also introduces a common Microsoft ..NET application architecture, which can be used for mobile field service functions, customer service functions and in the operations and planning functions.

Intellectual Property

•                                          Announced the issuance of recently awarded patents by the U.S. Patent and Trademark Office, bringing the Company’s patent portfolio to seventeen issued patents. @Road has additional patents and patents pending in jurisdictions throughout the world.

Alliances

•                                          @Road and Cingular Wireless announced that they intend to jointly offer MRM solutions designed to improve asset and fleet management for companies with both private and for-hire fleets in such industries as transportation, consumer packaged goods and telecommunications.

•                                          @Road and Capgemini Deutschland announced an alliance for the German speaking market and the integration of Taskforce into SAP for Utilities and SAP Mobile Asset for Utilities (MAU). The companies intend to provide a real-time integrated solution combining consulting, software and expertise from both companies which is designed to help utility organizations meet customer expectations and service level commitments and reduce operational costs.

Awards

•                                          Ranked fourth on the Forbes Midas List for 2005, a ranking of the 25 fastest growing publicly traded technology companies in North America. To be eligible for the list, a company must have had at least a 10 percent sales gain in each of the last five years, $25 million in sales and a positive net income over the last 12 months.

•                                          Taskforce was named as a finalist for Product of the Year in the Information Management Awards for 2005.   The Awards program, now in its tenth year, is one of the premier European awards of excellence and innovation in the management of business information.

•                                          Received the prestigious Frost & Sullivan 2005 Utility Mobile Solution of the Year Award. Frost & Sullivan recognized @Road with the award in the Utilities Vertical for the @Road Telco, Cable and Utilities Suite MRM solution.

•                                          For the fourth consecutive year, @Road earned a place on the Deloitte Technology Fast 500 list. In addition to ranking on Deloitte’s Technology Fast 500, @Road ranked 27 on the Silicon Valley Technology Fast 50, which is a ranking of the 50 fastest growing technology companies in Silicon Valley.

Conference Call and Webcast Details

@Road will host a teleconference Tuesday, February 7, commencing at 2:00 p.m. Pacific Time, to discuss the fourth quarter and annual financial results.  Participating in the call will be @Road President and CEO Krish Panu and CFO Mike Martini.  All interested parties may listen by dialing 888-481-7939 or 617-847-8707, pass code 69494136, or by tuning into the webcast at www.road.com.

About @Road

@Road, Inc. is a leading global provider of solutions designed to automate the management of mobile resources and to optimize the service delivery process for customers across a variety of industries. @Road delivers Mobile Resource Management solutions in three key areas: Field Force Management, Field Service Management and Field Asset Management. By providing real-time Mobile Resource Management infrastructure integrating wireless communications, location-based technologies, transaction processing and the Internet, @Road solutions are designed to provide a secure, scalable, upgradeable, enterprise-class platform, and are offered in on-demand software delivery, on-premise or hybrid environments that can seamlessly connect mobile workers in the field to real-time corporate data.

The company is headquartered in Fremont, Calif., and has a global presence with offices in North America, Europe and Asia.  For more information on @Road solutions, visit www.road.com.

###

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Numerous factors, risks and uncertainties affect the Company’s operating results and could cause actual results to differ materially from forecasts and estimates or from any other forward-looking statements made by, or on behalf of, @Road, and there can be no assurance that future results will meet expectations, estimates or projections. These factors, risks and uncertainties include, but are not limited to, @Road historical and future operating results and profitability; the ability of customers to optimize operations as a result of using @Road solutions; the market acceptance of new @Road solutions such as Taskforce MSP, @Road Portico XP and other solutions mentioned in this press release; the ability of @Road to develop new solutions to meet market demand and deployment commitments; the ability of @Road to integrate Vidus operations successfully; the ability of @Road to gain and support new customers; the ability of @Road and its alliances to market, sell and support @Road solutions; the size and timing of purchasing and implementation decisions by prospects and customers; competition; the dependence of @Road on mobile data systems technology, wireless networks, network infrastructure and positioning systems owned and controlled by others; and general economic and political conditions. The Company cautions the reader that the planned appearances of @Road personnel, time and/or manner of the live teleconference, webcast and replays may change for administrative or other reasons outside the Company’s control. Further information regarding these and other risks is included in the @Road Report on Form 10-K dated March 15, 2005, the @Road Report on Form 10-Q dated November 8, 2005 and in its other filings with the Securities and Exchange Commission.

@Road, the @Road logo, LocationSmart, @Road Portico XP, Taskforce, Taskforce MSP and Vidus are registered trademarks, trademarks or service marks of @Road, Inc. or its subsidiaries. All other product names and services are the property of their respective owners.

Contact:

Michael Martini	David J. Lebedeff
Chief Financial Officer	Vice President Investor Relations
@Road	@Road
510-870-1099	510-870-1317
mmartini@road-inc.com	dlebedeff@road-inc.com

or

Bob Stern
@Road Media Relations
510-870-1360
bstern@road-inc.com

@Road, Inc.

Condensed Consolidated Balance Sheets

(In thousands, unaudited)

	December 31, 2005	December 31, 2004
ASSETS

Current assets:
Cash, cash equivalents and short-term investments	$103,416	$117,716
Accounts receivable, net	12,475	7,960
Inventories	6,087	3,593
Deferred tax assets	1,448	—
Deferred product costs and other current assets	18,753	12,646
Total current assets	142,179	141,915

Property and equipment, net	6,195	3,668
Deferred tax assets	40,794	—
Goodwill	21,056	—
Intangible assets, net	27,333	—
Deferred product costs and other assets	17,395	6,627

Total assets	$254,952	$152,210

LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$15,404	$11,195
Deferred revenue and customer deposits	15,495	11,347
Total current liabilities	30,899	22,542

Deferred revenue	17,333	4,830
Other long term liabilities	461	2
Total liabilities	48,693	27,374

Redeemable preferred stock	8,184	—

Stockholders’ equity:
Common stock	278,818	232,016
Notes receivable from stockholders	(7)	—
Accumulated other comprehensive loss	(78)	(179)
Accumulated deficit	(80,658)	(107,001)
Total stockholders’ equity	198,075	124,836
Total liabilities, redeemable preferred stock and stockholders’ equity	$254,952	$152,210

@Road, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(unaudited)

	Three months ended			Twelve months ended
	Dec 31, 2005	Sep 30, 2005	Dec 31, 2004	Dec 31, 2005	Dec 31, 2004

Revenues:
Hosted	$21,805	$18,965	$19,909	$79,945	$75,234
Licensed	5,464	6,004	—	12,911	—

Total revenues	27,269	24,969	19,909	92,856	75,234

Costs and expenses:
Cost of hosted revenue (excluding intangible amortization included below)	10,668	10,238	9,206	39,657	34,825
Cost of licensed revenue (excluding intangible amortization included below)	1,295	1,481	—	4,949	—
Intangibles amortization	1,010	1,010	—	3,487	28
In-process research and development	—	—	—	5,640	—
Impairment of intangible assets	2,270	—	—	2,270	—
Sales and marketing	5,423	5,496	3,213	21,398	12,336
Research and development	3,113	3,487	1,698	13,024	6,192
General and administrative	4,393	4,724	4,227	17,506	12,022
Terminated acquisition costs	—	—	(18)	—	2,138

Total costs and expenses	28,172	26,436	18,326	107,931	67,541

(Loss) income from operations	(903)	(1,467)	1,583	(15,075)	7,693

Other income, net	943	798	532	2,936	1,528

Net (loss) income before tax	40	(669)	2,115	(12,139)	9,221
Benefit from income taxes	1,095	34,192	—	38,482	—

Net income	1,135	33,523	2,115	26,343	9,221

Preferred stock dividends	(131)	(124)	—	(436)	—

Net income attributable to common stockholders	$1,004	$33,399	$2,115	$25,907	$9,221

Net income per share:

Basic	$0.02	$0.55	$0.04	$0.43	$0.17
Diluted	$0.02	$0.54	$0.04	$0.42	$0.16

Shares used in calculating net income per share:

Basic	60,988	60,740	54,709	59,928	54,296
Diluted	63,121	62,133	57,124	61,353	57,435